Exhibit 24


POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that Ryan T. Clark, as manager of TPC Ventures, LLC, whose signature appears below, constitutes and appoints Mark W. Harding as attorney-in-fact and agent for the undersigned solely for the purpose of executing reports required under Section 13 and 16 of the Securities and Exchange Act of 1934 as they relate to ownership of Pure Cycle Corporation, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that said attorneys-in-fact have done or caused to be done, or may do or cause to be done, by virtue hereof.

The undersigned further agrees to indemnify and hold harmless each appointee against any liability for any actions performed by that appointee in good faith on behalf of the undersigned pursuant to this power of attorney.

This power of attorney shall remain in effect until revoked by a subsequent written instrument.


Dated:  June 22, 2005



/s/ Ryan T. Clark
Ryan T. Clark
As manager of TPC Ventures, LLC